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                                                                   EXHIBIT 10.69


                                                      U.S. Department of Justice
                                                          United States Attorney
                                                         District of Connecticut



                                                                   June 25, 2001



Via Facsimile (203) 977-7301

Stanley A. Twardy, Jr., Esq.
Andrew P. Gaillard, Esq.
Day, Berry & Howard LLP
One Canterbury Green
Stamford, CT  06901-2047

        Re:    U.S. v. Raytel Cardiac Services, Inc.

Dear Mr. Twardy and Mr. Gaillard:

        This letter confirms the plea agreement entered into between your client, Raytel Cardiac Services, Inc. ("Raytel" or the "defendant"), and the United States Attorney's Office for the District of Connecticut (the "Government") concerning the referenced criminal matter.

I.      The Plea and Offense

        The defendant agrees to waive its right to be indicted and to plead guilty to a one-count information charging it with obstruction of a criminal investigation, in violation of Title 18 U.S.C. Section 1518. It is understood that to be guilty of this offense the following essential elements of the offense must be satisfied:

        (1) The defendant willfully obstructed, misled, delayed or attempted to obstruct, mislead, or delay communication of information or records, as described in the information;

        (2)     relating to a violation of Federal health care offense;

        (3)     to a criminal investigator.



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                                                    Stanley A. Twardy, Jr., Esq.
                                                        Andrew P. Gaillard, Esq.
                                                                   June 25, 2001



II.     The Penalties

        This offense carries a maximum penalty of 5 years imprisonment and a fine. The defendant also is subject to the alternative fine provision of 18 U.S.C. Section 3571. Under this section, the maximum fine that may be imposed on the defendant is the greatest of the following amounts: (1) twice the gross gain to the defendant resulting from the offense; and (2) twice the gross loss resulting from the offense; or (3) $500,000.

        In addition, the defendant is obligated by 18 U.S.C. Section 3013 to pay a special assessment of $400.00 on each count of conviction. The defendant agrees to pay the special assessment to the Clerk of the court on the day of sentencing.

        Finally, unless otherwise ordered, should the Court impose a fine of more than $2,500 as part of the sentence, interest will be charged on the unpaid balance of a fine amount not paid within 15 days after the judgment date. 18 U.S.C. Section 3612(f). Other penalties and fines may be assessed on the unpaid balance of a fine pursuant to 18 U.S.C. Sections 3571 (h), (I) and Section 3612(g).

III.    Sentence Agreement

        The Government and the defendant have agreed, pursuant to Federal Rule of Criminal Procedure 11(e)(1)(C), that the following sentence is an appropriate disposition of this case:

A.      Fine

        In light of the defendant's financial condition, the parties agree that restitution and a separate but related civil settlement, as set forth below, is appropriate in lieu of a criminal fine in this matter.

B.      Restitution

        The defendant agrees to make restitution in the amount of $5,000,000.00 ($5 Million Dollars) to the United States, the victim of its criminal conduct. RAYTEL will pay restitution in the amount of $5,000,000.00 as follows: $1 Million within thirty (30) days of the plea; $1.5 Million on or before June 30, 2002; $1.5 Million on or before June 30, 2003; and the remaining $1 Million on or before June 30, 2004.


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                                                    Stanley A. Twardy, Jr., Esq.
                                                        Andrew P. Gaillard, Esq.
                                                                   June 25, 2001


        The defendant understands that if it fails to make such agreed-upon restitution that the Government may seek to void this agreement. The order of restitution shall be a condition of probation or supervised release. Failure to pay restitution may also result in the defendant's re-sentencing to any sentence which might originally have been imposed by the Court. See 18 U.S.C. Section 3614.

        The Government notes that, contemporaneous with this plea, the defendant has negotiated and will enter into a separate civil settlement regarding false claims in the amount of $11,500,000.00 ($11.5 Million Dollars), with credit allowed for $5,000,000.00 to be ordered and paid as restitution in this case. As part of the Civil Settlement, the defendant will enter into a Corporate Integrity Agreement to ensure future compliance.

C.      Probation

        The defendant will be on probation for a period of three years from the date of sentencing.

IV.     Sentencing Guidelines

        As noted above, the parties have reached agreement as to an appropriate sentence to be imposed.

                A.      Applicability

        The defendant understands that the Sentencing Reform Act of 1984 and the Sentencing Guidelines apply in this case. The defendant understands that the Court is required to consider any applicable Sentencing Guidelines but may depart from those Guidelines under some circumstances. The defendant expressly understands that the Sentencing Guideline determinations will be made by the Court, based upon input from the defendant and the Government. The defendant further understands that it may withdraw its guilty plea if its sentence or the Guideline application is other than the parties have agreed and set forth herein.

                B.      Information to the Court

        It is expressly understood that the Government will discuss the facts of this case with the United States Probation Office


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                                                    Stanley A. Twardy, Jr., Esq.
                                                        Andrew P. Gaillard, Esq.
                                                                   June 25, 2001


and will provide the Probation Officer with access to its file, with the exception of grand jury material.

V.      Corporate Authorization

        The defendant will provide to the Office of the United States Attorney and to the Court written evidence, in the form of a notarized resolution of the Board of directors with a notary seal, documenting that the defendant is authorized to waive its right to indictment, to plead guilty to the Information in this case, and to enter into and comply with all provisions of this agreement. The resolution shall further certify that Jason Sholder, President of Raytel Cardiac Services, Inc., is authorized to take these actions, and that all corporate formalities required for such authorization, including approval by the defendant's directors, have been observed.

        The defendant agrees that Jason Sholder shall appear on behalf of the defendant to waive indictment, to enter a plea of guilty, and to receive the imposition of sentence by the Court.

VI.     Cooperation with Law Enforcement

        The defendant agrees to cooperate truthfully and completely with the United States in its investigation of possible violations of federal and state law and in any trial or other proceedings arising out of the investigation of the defendant and any of its present and former officers and employees.

        A.      General Obligations

        The defendant agrees to cooperate with the Government's continuing investigation of individuals and understands and agrees its cooperation obligations will require it to do the following:

        1) provide access to original documents and records, including electronically stored records;

        2) provide access to defendant's experts and consultants (other than legal counsel as set forth in Section B below) and copies of their records, reports and documents as retained and prepared prior to June 23, 2000;


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                                                    Stanley A. Twardy, Jr., Esq.
                                                        Andrew P. Gaillard, Esq.
                                                                   June 25, 2001


        3) upon the Government's request, after reasonable notice, arrange for and provide access to defendant's business premises, including technical equipment, to obtain and/or review documents, records or other evidence necessary to the Government's ongoing investigation and/or prosecution of individuals;

        4) permit and encourage the defendant's directors, officers and employees to cooperate fully and truthfully with the United States and to disclose all information with respect to their activities and those of others relating to violations of federal criminal laws.

        B.      Attorney-Client and Work Product Privileges

        The defendant agrees to further cooperate with the Government's continuing investigation by waiving the attorney-client, work product and other privileges relating to documents and/or evidence, all for the period prior to June 23, 2000, pertaining to the defendant's pacemaker testing business as called for in the "Custodian of Records" subpoenas served upon the defendant in this matter, as well as other written or verbal requests for records and/or evidence made to date in lieu of subpoena.

        The defendant agrees to further cooperate with the Government's continuing investigation by waiving the attorney-client, work product and other privileges, relating to documents and/or evidence, not previously subpoenaed or requested by the Government, all for the period prior to June 23, 2000, in the following areas: 1) documents and/or evidence regarding Medicare Audits relating or applicable to the pacemaker testing business, and the anti-kickback laws and/or regulations; 2) documents and/or evidence regarding asset purchase agreements relating or applicable to the pacemaker testing business, and the anti-kickback laws and/or regulations; 3) documents and/or evidence regarding internal audits relating or applicable to the pacemaker testing business, and the anti-kickback laws and/or regulations; 4) documents and/or evidence regarding compliance with Medicare regulations relating or applicable to the pacemaker testing business, and the anti-kickback laws and/or regulations; and
5) documents and/or evidence relating to payments of commissions to sales representatives relating or


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                                                    Stanley A. Twardy, Jr., Esq.
                                                        Andrew P. Gaillard, Esq.
                                                                   June 25, 2001


applicable to the pacemaker testing business, and the anti-kickback laws and/or regulations.

        If an individual raises an assertion of the advice of counsel defense in reliance upon documents and/or evidence not covered above, the defendant will not object to the individual employee's disclosure of or the Government's inquiry into such evidence, and upon reasonable notice (in writing) of the individual's or the Government's intention, the defendant will waive the privilege.

        The parties acknowledge and agree that by entering into this agreement and waiver of privileges, the defendant does not and will not waive its attorney-client, work product, or other privileges with respect to other documents.

        C.      Notifications

        If the defendant complies with all the terms of this agreement, the United States will, upon request of the defendant, advise the Court and any federal, state or local government agency, including licensing agencies or authorities, of the nature and extent of any cooperation provided by the defendant.

VII.    Waiver of Rights

        A.      Waiver of Right to Indictment

        The defendant understands that it has the right to have the facts of this case presented to a federal grand jury, consisting of between sixteen and twenty-three citizens, twelve of whom would have to find probable cause to believe that it committed the offense set forth in the information before an indictment could be returned. The defendant expressly acknowledges that it is waiving its right to be indicted knowingly and intelligently.

        B.      Waiver of Trial Rights and Consequences of Plea

        The defendant understands that it has the right to be represented by an attorney at every stage of the proceeding and, if necessary, one will be appointed to represent it.

        The defendant understands that it has the right to plead not guilty or to persist in that plea if it has already been


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                                                    Stanley A. Twardy, Jr., Esq.
                                                        Andrew P. Gaillard, Esq.
                                                                   June 25, 2001


made, the right to be tried by a jury with the assistance of counsel, the right to confront and cross-examine the witnesses against it, the right not to be compelled to incriminate itself, and the right to compulsory process for the attendance of witnesses to testify in its defense. The defendant understands that by pleading guilty it waives and gives up those rights and that if the plea of guilty is accepted by the Court, there will not be a further trial of any kind.

        The defendant understands that if it pleads guilty, the Court may ask its authorized representative questions about each offense to which it pleads guilty, and if he answers those questions falsely under oath, on the record, and in the presence of counsel, his answers may later be used against him in a prosecution for perjury or making false statements.

VIII.   Waiver of Statute of Limitations

        The defendant understands and agrees that should the conviction following defendant's plea of guilty pursuant to this plea agreement be vacated for any reason, then any prosecution that is not time-barred by the applicable statute of limitations on the date of the signing of this plea agreement (including any indictment or counts the government has agreed to dismiss at sentencing pursuant to this plea agreement) may be commenced or reinstated against defendant, notwithstanding the expiration of the statute of limitations between the signing of this plea agreement and the commencement or reinstatement of such prosecution. The defendant agrees to waive all defenses based on the statute of limitations with respect to any prosecution that is not time-barred on the date the plea agreement is signed.

IX.     Acknowledgment of Guilt; Voluntariness of Plea

        The defendant acknowledges that it is entering into this agreement and is pleading guilty freely and voluntarily because it is guilty. The defendant further acknowledges that it is entering into this agreement without reliance upon any discussions between the Government and it (other than those described in the plea agreement letter), without promise of benefit of any kind (other than the concessions contained in the plea agreement letter), and without threats, force, intimidation, or coercion of any kind. The defendant further acknowledges its understanding of the nature of the offense to


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                                                    Stanley A. Twardy, Jr., Esq.
                                                        Andrew P. Gaillard, Esq.
                                                                   June 25, 2001


which it is pleading guilty, including the penalties provided by law. The defendant also acknowledges its complete satisfaction with the representation and advice received from its undersigned attorney. The defendant and its undersigned counsel are unaware of any conflict of interest concerning counsel's representation of the defendant in the case. Finally, the defendant acknowledges that the undersigned representative is authorized and empowered to act in this matter on behalf of the defendant corporation.

X.      Scope of Agreement

        The defendant acknowledges and understands that this agreement is limited to the undersigned parties and cannot bind any other federal authority, or any state or local authority. The defendant acknowledges that no representations have been made to it with respect to any civil or administrative consequences that may result from this plea of guilty because such matters are solely within the province and discretion of the specific administrative or governmental entity involved. Finally, the defendant understands and acknowledges that this agreement has been reached without regard to any civil tax matters that may be pending or which may arise involving it.

XI.     Collateral Consequences

        The defendant further understands that it will be adjudicated guilty of the offense to which it has pleaded guilty and may thereby be deprived of certain federal benefits and rights. The defendant understands that the Government reserves the right to notify any state or federal agency by whom it is licensed, or with whom it does business, of the fact of its conviction.

XII.    Satisfaction of Federal Criminal Liability; Breach

        The defendant's guilty plea, if accepted by the Court, will satisfy the federal criminal liability of the defendant for all violations of the federal health care and related laws now known to this office and the Office of Inspector General of the Department of Health and Human Services ("HHS-OIG") that could be brought in the District of Connecticut.

        The defendant understands that if, before sentencing, it violates any term or condition of this agreement, engages in any


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                                                    Stanley A. Twardy, Jr., Esq.
                                                        Andrew P. Gaillard, Esq.
                                                                   June 25, 2001


criminal activity, the Government may void all or part of this agreement.

XIII.   Other Promises

        The defendant acknowledges that no other promises, agreements, or conditions have been entered into other than those set forth in this plea agreement, and none will be entered into unless set forth in writing, signed by all the parties.

        This letter shall be presented to the Court, in open court, and filed in this case.

                                         Very truly yours,

                                         JOHN A. DANAHER, III
                                         UNITED STATES ATTORNEY


                                         MARIA A. KAHN
                                         ASSISTANT UNITED STATES ATTORNEY


        I certify that I have been authorized by formal action of the Board of Directors of Raytel Cardiac Services, Inc. to act on behalf of the defendant, I have read this plea agreement letter and its attachment(s), have had ample time to discuss this agreement with counsel and fully understand and accept its terms.

/s/ Jason Sholder                                              6/25/2001
-----------------------------------                            ---------
RAYTEL CARDIAC SERVICES, INC.                                    Date
The Defendant, by Jason Sholder,
President of Raytel Cardiac
Services, Inc.

        I have thoroughly read, reviewed and explained this plea agreement to my client, Raytel Cardiac Services, Inc., which, acting here through its President, advises me that it understands and accepts its terms.

/s/ Stanley A. Twardy, Jr.                                     6/25/01
-----------------------------------                            -------
Stanley A. Twardy, Jr., Esq.                                     Date
Andrew P. Gaillard, Esq.
Attorneys for the Defendant